Exhibit 10.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

NAPLES JV, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Of

NAPLES JV, LLC

(continued)

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(continued)

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(continued)

Page

29.	Miscellaneous	41

SCHEDULE I	Schedule of Members and Percentage Interests.
EXHIBIT A	Form of Certificate Representing LLC Interests

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NAPLES JV, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Naples JV, LLC, a Delaware limited liability company (the “Company”), dated as of July 6, 2020 (this “Agreement”), by and among the following:

1. the Company;

2. Superconductor Technologies Inc., a Delaware corporation (the “Superconductor Member”); and

3. Clearday Naples LLC, a Delaware limited liability company (“Clearday Member,” and, together with the Superconductor Member and any Person duly admitted as a member in the Company in accordance with the provisions of this Agreement, collectively, the “Members”).

Unless otherwise expressly set forth in this Agreement, all capitalized terms used in this Agreement shall have the meaning ascribed thereto in Section 1.

WHEREAS, on June 26, 2020 the Company was formed as a Delaware limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, as amended, Title 6 §§18-101 et seq. (the “Act”);

WHEREAS, the Company is the sole Member of AIU 8800 VILLAGE DRIVE, LLC, a Delaware limited liability company (“Property Owner”);

WHEREAS, the Superconductor Member and an affiliate of the Clearday Member are parties to that certain Agreement and Plan of Merger dated as of February 26, 2020, as amended (the “Merger Agreement”);

WHEREAS, in connection with the formation of the Company the Superconductor Member delivered to Allied Integral United, Inc., a Delaware corporation (“Clearday”), an affiliate of Clearday Member, shares of common stock of the Superconductor Member;

WHEREAS, the original Limited Liability Company Agreement of the Company, dated as of June 26, 2020 (the “Original Agreement”), provided for Common LLC Interests and Preferred LLC Interests, both of which were owned by the Clearday Member, and through transfers by the Clearday Member to its Affiliates, all of such Preferred LLC Interests have been transferred to the Superconductor Member as of the date hereof, while the Clearday Member has retained all of its Common LLC Interests;

WHEREAS, the Members desire to provide for the stability and continuity of the management of the affairs of the Company and to impose certain rights and restrictions with respect to the transfer or other disposition of their membership interests upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Original Agreement in its entirety as follows:

1.	Certain Defined Terms.

For the purposes of this Agreement, the following terms used in this Agreement shall be defined as set forth in this Section 1 and terms that are defined elsewhere in this Agreement are referenced in Schedule II:

(i) “Adjusted Capital Account Deficit”. Means with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after:

(A) crediting to such Capital Account any amounts that such Member is obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(3), is treated as obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(B) debiting from such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

(C) The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(ii) “Affiliate”. With respect to any Person means: (i) any Person at the time directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person; and (ii) any executive officer or director (or a person with similar responsibilities) of such Person.

(iii) “Approved Accountant”. Means Friedman LLP or Marcum LLP, or such other certified public accounting firm approved by Mutual Consent.

(iv) “Bankruptcy Code”. Means United States Bankruptcy Code (Title 11, U.S.C.), as amended.

(v) “Bankruptcy Event”. Means any of the following events:

(A) filing any voluntary petition in bankruptcy pursuant to the Bankruptcy Code on behalf of the Company or any Subsidiary;

(B) not defending the filing of any involuntary petition under the Bankruptcy Code against the Company or any Subsidiary;

(C) filing of any petition with respect to the Company or any Subsidiary seeking reorganization or relief under any applicable law relating to bankruptcy or insolvency;

(D) not objecting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Subsidiary or a substantial part of their respective assets;

(E) making any assignment with respect to the Company or any Subsidiary for the benefit of creditors; or

(F) taking of any action by the Company or any Subsidiary in furtherance of any such action described in this definition.

(vi) “Board”. Means the board of managers of the Company.

(vii) “Capital Account”. Means an account to be maintained for each Member in accordance with the Code and Treasury Regulations, which, subject to any contrary requirements of the Code and Treasury Regulations, shall be:

(A) increased by:

(1) the amount of money and the gross fair market value of property contributed by such Member to the Company, if any, in accordance with the express terms of this Agreement;

(2) the amount of any Company liabilities that are assumed by such Member pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(c);

(3) allocations to such Member of Profits pursuant to Section 11; and

(4) any items in the nature of income or gain which are specially allocated to such Member pursuant to Section 11 or otherwise as expressly provided by this Agreement; and

(B) decreased by:

(1) the amount of money and the gross fair market value of property distributed to such Member by the Company, in accordance with the express terms of this Agreement;

(2) the amount of such Member’s individual liabilities that are assumed by the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(c);

(3) allocations to the Member of Losses pursuant to Section 11; and

(4) any items in the nature of loss or deduction which are specially allocated to such Member pursuant to Section 11 of this Agreement or otherwise as expressly provided by this Agreement, including Section 4(d)(ii)(A)

The Members’ respective Capital Accounts shall be determined and maintained at all times in accordance with all the provisions of Treasury Regulations Section 1.704-1(b) and this definition and other provisions of this Agreement relating to the maintenance of Capital Accounts and/or the determination and allocation of Profits, Losses, items thereof and items allocated pursuant to Section 11 shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(viii) “Capital Event Proceeds” shall consist of the net amount of cash received by the Company from the sale, exchange, refinancing (net of amounts used to repay existing indebtedness), leveraged recapitalization (i.e., borrowing against assets and distribution of the proceeds of such borrowing), condemnation, casualty loss or other disposition by the Company or the Property Owner of its assets outside of the ordinary course of business, less (i) the portion thereof disbursed by the Board for the payment of the Company’s debts and expenses and (ii) such other reserves for the future debts, expenses and plans and contingencies of the Company as the Board may establish. Capital Event Proceeds shall include amounts distributed to the Company as an owner of another entity, including any Subsidiary (including the Property Owner), to the extent that the amount distributed, in the hands of the distributing entity, is in the nature of Capital Event Proceeds. Amounts released from a reserve of Capital Event Proceeds shall be treated as Capital Event Proceeds.

(ix) “Code”. Means the Internal Revenue Code of 1986, as amended.

(x) “Common Member”. Means any Member that holds a Common LLC Interest.

(xi) “Control”. Means the possession of the power to direct or cause the direction of, directly or indirectly, the management of a Person, whether through ownership of voting rights, by contract or otherwise; and the terms “Controlling” and “Controlled” shall have a correlative meaning.

(xii) “Depreciation”. Means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the taxable year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the taxable year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the taxable year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the taxable year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Board in its sole discretion.

(xiii) “Emergency Expenditure”. Means a payment obligation of the Company or one of its Subsidiaries that: (a) is, at the time of the applicable Capital Call Funding Date, either past due or due within ten (10) days; and (b)(i) the nonpayment of such obligation would cause a violation of law, a Lien on the property or assets of the Company or one of its Subsidiaries; or (ii) the payment of such obligation is required to prevent a foreclosure or other legal process against the Company or one of its Subsidiaries.

(xiv) Fiscal Year” means (i) the period commencing on the date that the Company was formed and ending on December 31, 2020, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Net Profit, Net Loss and other items of Company income, gain, loss or deduction pursuant to Section 11(c).

(xv) “Gross Asset Value”. Means, with respect to any asset, the following:

(A) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined in accordance with paragraph (F) of this definition;

(B) The Gross Asset Values of all assets of the Company shall be adjusted to equal their respective gross fair market values, as determined in accordance with paragraph (F) of this definition, as of the following times:

(1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and

(3) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g). Notwithstanding the foregoing, the adjustments pursuant to clauses (1) and (2) above shall be made only with the Mutual Consent that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(C) The Gross Asset Value of any Company asset distributed to any Member shall be determined by the Mutual Consent as of the date of distribution in accordance with paragraph (F) of this definition;

(D) The Gross Asset Value of the assets of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (vi) of the definition of Profits and Losses; provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (D) to the extent that an adjustment was made pursuant to paragraph (B) of this definition in connection with any transaction that would otherwise have resulted in an adjustment pursuant to this paragraph (D) of this definition;

(E) In all other cases, the Gross Asset Value of an asset shall be its adjusted basis for federal income tax purposes; and

(F) For purposes of determining the Gross Asset Value of any asset (other than cash), the gross fair market value shall be as determined by Mutual Consent.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (A), (B), or (D) of this definition, the Gross Asset Value of such asset shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(xvi) “Lien”. Means any mortgage, pledge, security interest, restriction or any other lien or other encumbrance, in each case, other than the terms and provisions of this Agreement.

(xvii) “Losses”. Shall have the meaning specified in the definition of “Profits and Losses.”

(xviii) “Manager”. Means a manager of the Company that is a member of the Board.

(xix) “Member Nonrecourse Debt”. Means any “partner nonrecourse debt” or “partner nonrecourse liability” as defined in Treasury Regulations Section 1.704-2(b)(4).

(xx) “Member Nonrecourse Debt Minimum Gain”. Means a Member’s share of “partner nonrecourse debt minimum gain” as determined pursuant to Treasury Regulations Section 1.704-2(i)(5).

(xxi) “Member Nonrecourse Deductions”. Means “partner nonrecourse deductions” as defined in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

(xxii) “Minimum Gain”. Means “partnership minimum gain” as determined pursuant to Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

(xxiii) “Net Invested Capital”. Means, with respect to the initial Preferred Member as of any given date, the aggregate Capital Contributions of such Preferred Member, which is equal to $1,600,000.

(xxiv) “Net Unreturned Invested Capital”. means, with respect to each Preferred Member as of any given date, such Preferred Member’s Net Invested Capital, less all amounts distributed to such Preferred Member (other than through tax distributions), but not less than zero.

(xxv) “Nonrecourse Deductions”. Shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

(xxvi) “Percentage Interest”. Means, with respect to all Members, the percentage set forth opposite such Member’s name on Schedule A attached hereto. In the event any LLC Interest is Transferred in accordance with the provisions of this Agreement, the transferee of such LLC Interest that is admitted as a Member shall succeed to the Percentage Interest of the transferor to the extent it relates to the Transferred LLC Interest.

(xxvii) “Person”. Means any entity or individual, including any corporation, limited liability company, partnership, fund, trust, foundation, government, government agency or authority.

(xxviii) “Preferred Member”. Means any Member that holds a Preferred LLC Interests.

(xxix) “Profits and Losses”. Means for each taxable year or other period, an amount equal to the Company’s taxable income or loss determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction, whether or not required to be stated separately pursuant to Code Section 703(a)(1), shall be included in taxable income or loss), with the following adjustments:

(A) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(B) Any Code Section 705(a)(2)(B) expenditures of the Company (or expenditures treated as such pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) that are not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(C) If the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the year of such adjustment as gain or loss from the disposition of such asset, for purposes of computing Profits or Losses;

(D) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes (or is deemed realized pursuant to paragraph (iii) above) shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(E) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year or other period;

(F) To the extent that a Code Section 734(b) or Code Section 743(b) adjustment is required to be taken into account in determining Capital Accounts, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses;

(G) Notwithstanding anything to the contrary in the definition of the terms “Profits” and “Losses,” any items that are specially allocated pursuant to this Agreement other than as a part of a special allocation of Profits or Losses as such shall be excluded in computing Profits or Losses; and

(H) For purposes of this Agreement, any deduction for a loss on a sale or exchange of Company property that is disallowed to the Company under Code Section 267(a)(1) or Code Section 707(b) shall be treated as a Code Section 705(a)(2)(B) expenditure.

(xxx) “Property Owner Interests”. Means all of the limited liability company interests in Property Owner.

(xxxi) “Subsidiary”. With respect to any specified Person, means each Affiliate in which more than 50% of the economic interests in the Affiliate is owned by the specified Person.

(xxxii) “Third Party”. Means any Person that is not a Member.

(xxxiii) “Transfer”. Means to sell, exchange, assign, pledge, hypothecate or otherwise encumber or dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), directly or indirectly, at any tier of ownership, all or any fraction of an LLC Interest of a Member in the Company or the entering into of any agreement as a result of which any other Person shall have rights with respect to a Member’s LLC Interest. A Transfer shall also include, with respect to a Member that is not a natural person, the direct or indirect sale, transfer, exchange, assignment, pledge, hypothecation or other encumbrance or disposition of any interest in any such Member by any direct or indirect owner thereof.

(xxxiv) “Treasury Regulations”. Means permanent and temporary regulations promulgated (and, subject to consent of all of the Members as regulations proposed) by the United States Department of the Treasury, as such regulations may be lawfully changed from time to time.

2.	Formation.

(a) Formation; Name; Office.

The Clearday Member formed the Company under and pursuant to the Act to be conducted under the name “Naples JV, LLC”. The business office of the Company shall be 8800 Village Drive, 2nd Floor, San Antonio, Texas 78217 or at such other place or places as the Board may from time to time designate.

(b) Purposes.

The purposes for which the Company has been formed are:

(i) to directly or through one or more of its subsidiaries, hold, manage, finance or refinance and dispose of the investment of the Company in the Property Owner; and

(ii) to engage in any other lawful business or purpose from time to time determined by the Mutual Consent of the Members;

(iii) to engage in all activities necessary, customary, convenient or incident to any of the foregoing, including without limitation, conducting all operations of the Company and its Subsidiaries.

(c) Term.

This Company continues since the Original Agreement and this Agreement shall commence on the date of this Agreement and shall end upon the termination of this Agreement as provided in Section 12.

(d) Registered Office and Resident Agent.

The registered office and the resident agent of the Company shall be as designated in the certificate of formation of the Company (the “Certificate”) or any amendment thereof. The registered office and the resident agent may be changed from time to time by the Board in accordance with the Act. If the resident agent shall ever resign, then the Board shall promptly appoint a successor resident agent and shall file an appropriate amendment to the Certificate.

(e) Article 8 of the Uniform Commercial Code.

The LLC Interests shall for all purposes of the Uniform Commercial Code (as adopted by the State of Delaware) constitute “Securities”, as such term is defined by Article 8 thereof.

3.	Capital Contributions; LLC Interests.

(a) Initial Capital Contributions.

(i) Simultaneously with the execution and delivery of this Agreement, each Member hereby is deemed to have contributed to the Company assets with a Gross Asset Value equal to the following:

(A) The Clearday Member: $1,600,000.00

(B) The Superconductor Member: $1,600,000.00.

(ii) The initial capital contribution of each Member pursuant to this Section 3(a) is referred to in this Agreement as an “Initial Capital Contribution”. The Initial Capital Contribution of each Member together with any other contribution to the Company’s capital (except, as provided in Section 4(d)(ii)(A), for the interest contributed by a Defaulting Member with respect to its Capital Default Loan), including any Additional Capital Contribution, is referred to in this Agreement as a “Capital Contribution”.

(b) Issuance of LLC Interests.

(i) In consideration of the foregoing, on the date of this Agreement the Company shall recognize, acknowledge and reflect on its books that each Member holds and owns as of the date hereof (by virtue of prior issuance or transfer) a limited liability company interest (as defined by the Act) in the Company (a “LLC Interest”) as follows:

(A) the Superconductor Member, a LLC Interest with the preferences in the liquidation and dissolution of the Company set forth in Section 12(d) (“Preferred LLC Interests”), which interests have a Percentage Interest of such class of LLC Interests equal to 100% of such class of LLC Interests and a Percentage Interest in the Company as set forth in Schedule I to this Agreement; and

(B) Clearday Member a LLC Interest that is pari passue with the Preferred LLC Interests in all respects, other than the economic rights in the liquidation and dissolution of the Company set forth in Section 12(d) (“Common LLC Interests”), which interests have a Percentage Interest of such class of LLC Interests equal to 100% of such class of LLC Interests and a Percentage Interest in the Company as set forth in Schedule I to this Agreement.

(ii) The other rights, benefits and preferences of the Preferred LLC Interests and Common LLC Interests, and the obligations and restrictions with respect thereto are as provided in this Agreement.

(c) Certificates.

The LLC Interests of the Company shall be represented by a certificate in the form attached hereto as Exhibit A. Each certificate representing LLC Interests shall have the legend endorsed thereon in the form provided in Exhibit A and such other legends as may be approved from time to time by the Board. Each such certificate shall be signed in the name of the Company by the Manager designated by the Board in the manner approved by the Board. The Company shall issue a new certificate to replace a lost, mutilated, stolen or destroyed certificate pursuant to the procedures then approved by the Board. Any such certificate may note the number of units (each, a “Unit”) represented by such LLC Interests. As of the initial date of this Agreement, there shall be 50 Units representing the Common LLC Interests and 50 Units representing the Preferred LLC Interests.

(d) Schedule of LLC Interests.

Schedule I shall reflect the name and address of each Member and the Percentage Interest of each Member. Schedule I shall be amended by the Board to reflect any changes to the Percentage Interest of each Member expressly permitted under this Agreement, including changes resulting from the redemption or sale of any LLC Interest or any Additional Capital Contribution.

(e) No Interest in any other Capital Account.

The provisions of this Section 3 shall not give any Member an interest in any amount credited to the capital account of any other Member.

(f) Members’ Liability.

Except as otherwise expressly provided in this Agreement, the liability of a Member, solely as Member, for any obligations, debts or liabilities incurred by the Company (as opposed to such Member directly on its own behalf in its individual capacity) shall be limited to the aggregate amount of the Capital Contributions that such Member has made or is obligated to make to the Company under the terms and provisions of this Agreement.

(g) Uses of Capital Contributions; No Preferred Return.

All Capital Contributions shall be utilized by the Company for the purposes of the Company. Except as otherwise expressly provided in this Agreement, no interest or preferred return shall accrue on any Capital Contribution.

(h) Withdrawal of Capital.

Unless the prior unanimous written consent of the Members shall have been obtained and except as otherwise expressly provided in this Agreement (including Section 4(d)(i)(A)(1)), no Member shall have the right to withdraw any part of such Member’s Capital Contributions prior to the liquidation and termination of the Company pursuant to Section 12.

(i) Source of Distributions.

No Member, Manager or any of their respective Affiliates shall be personally liable for the return of the Capital Contributions of any other Member, or any portion thereof, it being expressly understood that any such return shall be made solely from the Company’s assets.

4.	Additional Capital Contributions.

(a) Capital Call.

The Board shall provide a notice (a “Capital Call Notice”) to the Members promptly after it determines that the Company or its Subsidiaries require funds in addition to their available cash to pay or otherwise discharge or settle their obligations. A Capital Call Notice will state:

(i) the amount of funds to be contributed to the capital of the Company (“Additional Capital Contribution”);

(ii) the proposed use for the Additional Capital Contribution;

(iii) the aggregate Percentage Interests that are represented by such Additional Capital Contributions; and

(iv) the date (“Capital Call Funding Date”) that the Members shall fund their pro rata share of the Additional Capital Contribution (determined on the basis of their respective Percentage Interests as of the date of the Capital Call Notice), which date shall not be earlier than fourteen (14) days after the date that the Capital Call Notice is delivered, provided that if the Additional Capital Contribution is required to pay an Emergency Expenditure, then the Capital Call Funding Date may be any date that from and after two (2) business days after the date that the Capital Call Notice is delivered.

(b) Mutual Consent.

The Capital Call Notice shall not be deemed effective unless and until there is Mutual Consent for such Capital Call Notice.

(c) Additional Capital Call Closing.

The closing of an Additional Capital Contribution shall be held at 10:00 a.m. (local time) at the principal offices of the Company on the Capital Call Funding Date or at such other location or time as may be agreed by Clearday Member and the Superconductor Member. At the closing of an Additional Capital Contribution, each Member shall pay to the Company an amount equal to its Percentage Interest (determined as of the date of the Capital Call Notice) multiplied by the aggregate amount of the Additional Capital Contribution stated in the Capital Call Notice.

(d) Capital Funding Default.

(i) Capital Default Loans.

(A) In the event a Member (a “Defaulting Member”) does not fully fund the amount of the Additional Capital Contribution to be funded by such Member on the Capital Call Funding Date and such default continues for three (3) business days (the date that such cure or grace period expires being the “Funding Default Date”), then the other Member (“Non-Defaulting Member”), if such other Member fully paid the amount of its Additional Capital Contribution on or prior to the Funding Default Date, shall have the right to elect one (but not both) of the following:

(1) demand and receive from the Company the full and immediate return of the Additional Capital Contribution funded by the Non-Defaulting Member (the “Cancel Option”); or

(2) provide a loan to the Company (a “Capital Default Loan”) in an amount (the “Shortfall Amount”) equal to such portion of the Additional Capital Contribution not made by the Defaulting Member as of the Funding Default Date (the “Loan Option”).

(B) If the Cancel Option is not exercised within five (5) business days after the Funding Default Date by the Non-Defaulting Member providing notice to such effect to the Company and the Defaulting Member, then the Cancel Option shall be forfeited and the Non-Defaulting Member shall have the right, but not the obligation, to exercise the Loan Option (but will not have a right to withdraw its Additional Capital Contribution in accordance with this Section 4).

(C) If the Cancel Option was not duly and timely exercised by the Non-Defaulting Member, then the Non-Defaulting Member may exercise the Loan Option by providing the Company and the Defaulting Member(s) a notice to such effect on or prior to the date that is ten (10) business days after the Funding Default Date. If the Non-Defaulting Member duly and timely exercised the Loan Option, then the Non-Defaulting Member shall make a Capital Default Loan to the Company in an amount equal to the Shortfall Amount on or prior to the date that is fifteen (15) business days after the Funding Default Date, provided that if the Non-Defaulting Member fails to so timely fund the Capital Default Loan then it will be deemed to have not elected the Loan Option or the Cancel Option and its prior Capital Contributions shall not be subject to return pursuant to Section 4(d)(i)(A)(1).

(D) A Capital Default Loan shall accrue interest at the rate (the “Capital Default Loan Rate”) equal to the lesser of: (i) twenty percent (20%), per annum, compounded annually on the basis of the actual number of days outstanding divided by the actual number of days (365 or 366) of the year; and (ii) the maximum interest rate permitted to be charged by applicable law. Capital Default Loans shall be paid prior to any distributions on account of any LLC Interests in the order made and as and when the Company has sufficient cash resources. No Capital Default Loan will increase the Percentage Interest of a Member unless and to the extent that the amount of the Capital Default Loan is converted and then contributed to the Company’s capital in accordance with the provisions of Section 4(d)(ii).

(ii) Conversion of a Capital Default Loan.

(A) A Defaulting Member shall have the right, but not the obligation, to repay and redeem the Capital Default Loan or Capital Default Loans made with respect to its failure to fully fund its Additional Capital Contribution on the Capital Call Funding Date by purchasing all but not less than all, of the Capital Default Loan by contributing cash to the Company in an amount equal to the principal of the Capital Default Loan plus the accrued interest thereon (determined at the Capital Default Loan Rate to the date of such contribution) on any business day (on or before noon of such business day) that is on or prior to ninety (90) days after the Funding Default Date. On the same date that the Defaulting Member makes such contribution, the Company shall repay to the Non-Defaulting Member the Capital Default Loan in full, together with the interest thereon. On the date of such payment, the Percentage Interests of the Members shall be adjusted to reflect an Additional Capital Contribution by the Defaulting Member equal to the principal amount of the Capital Default Loan but the amount of the interest with respect to such Capital Default Loan that was contributed to the capital of the Company by the Defaulting Member shall not be deemed a Capital Contribution for the purposes of this Agreement and shall not increase or otherwise adjust the Percentage Interest of any Member. Notwithstanding the provisions of Section 11(c), all of the interest deduction recognized by the Company arising from the payment of interest on a Capital Default Loan shall, if such loan is repaid as provided in this Section 4(d)(ii)(A), be allocated to the Non-Defaulting Member.

(B) A Member that holds a Capital Default Loan shall have the right (“Conversion Right”), but not the obligation, to contribute all or any part of the principal balance of the Capital Default Loan and the accrued and unpaid interest thereon to the capital of the Company and thereby increase its Percentage Interest. Such right may be exercised by a Member that holds a Capital Default Loan by delivering the Company and the Defaulting Member a notice (“Conversion Notice”) to such effect at any time; the Conversion Notice shall state the amount (“Converted Amount”) of principal and interest that is contributed to the Company’s capital by the Non-Defaulting Member. The conversion of the Capital Default Loan (or part thereof) to a Capital Contribution shall be effective the date the Conversion Notice is delivered to the Company and the Defaulting Member.

(C) A Member that holds a Capital Default Loan and delivers a Conversion Notice shall be deemed to have made a Capital Contribution to the Company in an amount equal to 125% of the Converted Amount in satisfaction of the obligation of the Company to such Member in respect of that portion of the Capital Default Loan equal to the Converted Amount.

(D) Unless and until the Conversion Right is duly exercised, a Capital Default Loan that was not contributed to the capital of the Company shall remain outstanding and be repaid by the Company in accordance with the express terms of this Agreement.

5.	Title to the Property of the Company.

(a) Title to the Property of the Company.

Title to the Property Owner Interest and any and all other property owned by the Company shall be held in the name of the Company. No Member, individually or collectively, shall have, or shall be deemed to have, any title in or to any such property.

6.	Transfer of LLC Interest.

(a) General Restrictions.

(i) Unless and until the Merger Agreement is terminated, no Member shall transfer any LLC Interest to any Person other than an Affiliate of such Member.

(ii) Except as otherwise expressly provided in this Section 6, during the term of this Agreement, no Member shall Transfer, or permit a Transfer of, any LLC Interest without the prior consent of the Superconductor Member and Clearday Member.

(iii) Any Transfer effected or purported or attempted to be effected: (A) not in accordance with the terms and conditions of this Agreement; (B) to an individual younger than 18 years of age or who has been adjudged incompetent or insane; or (C) to a person prohibited by law from owning any LLC Interest, shall be void ab initio and shall not bind the Company or any Member.

(b) Approved Transfers.

Notwithstanding the provisions of Section 6(a) and subject to the provisions of Section 6(c), each Transfer described in this Section 6(b) (each, an “Approved Transfer”) shall be permitted:

(i) a Transfer may be effected after the Merger Agreement has been terminated to a Third Party subject to the compliance with the provisions of Section 6(c) and Section 7; and

(ii) any of the following Transfers may be consummated without the consent of any other Member and shall not be subject to the ROFO under Section 7:

(A) Upper Tier Transfers. Any Transfer of ownership interests in a Member.

(B) Affiliate. A Transfer to any Affiliate of a Member.

(C) Company or Member. A Member may Transfer LLC Interests to the Company or any other Member pursuant to this Agreement or otherwise.

(c) Conditions to an Approved Transfer.

Notwithstanding the provisions of Section 6(b), an Approved Transfer shall not be permitted, in each case, if:

(i) such Transfer requires the registration of any LLC Interests or any other security issued or issuable by the Company under the Securities Act of 1933, as amended (the “1933 Act”), or any state securities or “Blue Sky” laws (other than notice filings in connection with a transaction exempt from the registration requirements of the 1933 Act);

(ii) such Transfer requires the Company to register as an investment company under the Investment Company Act of 1940, as amended;

(iii) such Transfer does not comply with all applicable federal and state securities and “Blue Sky” laws;

(iv) such Transfer causes a violation of the Employee Retirement Income Security Act of 1974,as amended, by the Company or any of its Members;

(v) such Transfer is to a person that is listed on the Specially Designated Nationals List by the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor or similar list);

(vi) the Company does not receive all documentation reasonably requested by the Company to evidence that such Transfer is permitted under this Agreement; and

(vii) with respect to a sale or other conveyance of LLC Interests, the Company does not, prior to the effective date of such sale or conveyance, receive a notice stating the Percentage Interest that is sold or conveyed and the certificate representing such LLC Interests accompanied with an assignment of all of the LLC Interests represented thereby executed in blank.

(d) No Admission of Third Party As A Member.

The Members each agree that they will not transfer or assign the record ownership of any of their LLC Interest to a Third Party unless such Third Party purchases all, but not less than all, of the LLC Interest of such Member. Accordingly, no Third Party will hold, directly, any LLC Interest or be admitted in the Company as a member, unless otherwise determined by Mutual Consent or such Third Party acquires all, but not less than all of the selling Member’s LLC Interest. In accordance with the express terms of this Agreement, any sale or conveyance of any part of the LLC Interest to a Third Party referred to in this Agreement shall be effected by: (i) the Member or an owner of the Member transferring and assigning a separate class of limited liability company interests in itself and admitting the Third Party as a member in itself, with the Third Party holding (by virtue of its ownership of equity interests in the selling Member or an owner of the Member) an indirect ownership of the LLC Interests of the selling Member, free and clear of all Liens other than the provisions of this Agreement; or (ii) as an assignment or other Transfer of economic interest only; or (iii) if all but not less than all of the LLC Interest of the selling Member is sold in accordance with the express terms of this Agreement, by the transfer of record ownership of such LLC Interest, in which case, upon such Third Party signing a counter-part to this Agreement, subject to the provisions of Section 6(c), such Third Party shall be admitted as a Member in the Company with all of the rights and obligations under this Agreement and the Act of the selling Member with respect to such sold LLC Interest.

(e) Remedies For Breach of Transfer Provisions.

In the event that there is any Transfer of LLC Interests that is not in compliance with the terms and conditions of this Agreement, then:

(i) the Member holding the LLC Interests subject to such invalid Transfer shall be deemed to have breached the terms of this Agreement and shall indemnify and hold harmless the Company and the other Member from and against any and all liabilities or damages to such party by reason of such act including, without limitation, actual attorneys’ fees and disbursements incurred by any such indemnified party in connection with any such act as and when such liabilities or damages are determined and such expenses are incurred; and

(ii) the Member holding such LLC Interests shall lose all rights (including, without limitation, all governance rights and the right to make an Additional Capital Contribution) and benefits under this Agreement other than the right to the return of its unreturned Capital Contributions as and when the Company distributes the Capital Contributions of the other Members.

7.	Right of First Offer.

(a) ROFO Offer.

(i) Each Member may propose to sell the rights to any or all of its LLC Interests to a Third Party (such Member being referred to in this Agreement as the “ROFO Selling Member”), for cash consideration subject to the right (the “ROFO”), but not the obligation, of the other Member (“ROFO Buying Member”) to purchase the Percentage Interest of the LLC Interests whose rights are proposed to be sold by the ROFO Selling Member (“ROFO Interests”). For avoidance of doubt the ROFO is not applicable to any Approved Transfer pursuant to the provisions of Section 6(b)(ii).

(ii) A ROFO Selling Member shall, prior to soliciting any offer to sell any ROFO Interests, provide the Company and the ROFO Buying Member a notice (“ROFO Notice”) stating the :

(A) Percentage Interest represented by the ROFO Interests;

(B) aggregate purchase price (“ROFO Price”) for the ROFO Interests; and

(C) amount of the purchase price deposit (“ROFO Deposit”) required to be provided upon acceptance of the offer, which shall be equal to twenty percent (20%) of the ROFO Price.

(iii) It is acknowledged and agreed that the ROFO Interests that are acquired by a Member shall be acquired by the ROFO Buying Member free and clear of all Liens.

(b) ROFO Acceptance.

(i) A Member may exercise its ROFO by delivering a notice (the “ROFO Acceptance Notice”) to the ROFO Selling Member to such effect on or prior to the date that is thirty (30) days after the date that the ROFO Notice was delivered to the ROFO Buying Member (the “ROFO Acceptance Period”). Any exercise of the ROFO will irrevocably obligate the ROFO Buying Member to purchase all of the ROFO Interests in accordance with the provisions of this Section 7.

(ii) On or prior to the date that is five (5) business days after the expiration of the ROFO Acceptance Period, the ROFO Buying Member shall deliver the ROFO Deposit to the ROFO Selling Member, which shall be held by the attorney representing the ROFO Selling Member in such attorney’s escrow account;

(iii) If the ROFO Buying Member does not timely provide the ROFO Acceptance Notice and the ROFO Deposit in accordance with the provisions of Sections 7(b)(i) and 7(b)(ii), then the ROFO will be deemed rejected and the provisions of Section 7(c) shall apply.

(c) ROFO Rejection.

(i) If the ROFO Buying Member did not duly and timely deliver the ROFO Acceptance Notice and duly and timely pay the ROFO Deposit in accordance with Sections 7(b)(i) and 7(b)(ii), then the ROFO will be deemed rejected and the ROFO Selling Member shall be entitled to sell all, but not less than all, of the ROFO Interests to a Third Party at an aggregate purchase price equal to or greater than 98% of the ROFO Price and on such other terms and conditions agreed by the ROFO Selling Member and the Third Party that are no more favorable than the terms and conditions of the ROFO specified in the ROFO Notice (for example, the ROFO Selling Member may provide representations, warranties and indemnities to the Third Party, but the beneficial interest in the ROFO Interest shall not be subject to any Lien), if each of the following conditions are satisfied:

(A) The Third Party enters into a binding written contract to acquire the ROFO Interests (a “Third Party ROFO Contract”) no later than sixty (60) days after the date that the ROFO was rejected or deemed rejected;

(B) The Third Party is required to, and in fact provides, a purchase price deposit equal to the ROFO Deposit on the date that the Third Party and the ROFO Selling Member enter into a Third Party ROFO Contract;

(C) The Third Party purchases the ROFO Interests and pays for the ROFO Interests in full on the date that is not later than one-hundred and fifty days (150) after the date that the ROFO was rejected or deemed rejected.

(ii) If the Third Party purchases the ROFO Interests in accordance with the foregoing provisions, then the Transfer shall be in accordance with the provisions of Section 6(d).

(iii) If the ROFO Selling Member does not sell all the ROFO Interests to a Third Party in accordance with the provisions of Section 7(c), then any future Transfer of such ROFO Interests will again be subject to the provisions of this Agreement, including Section 6.

(d) ROFO Closing.

If the ROFO was duly and timely accepted, then the ROFO Buying Member shall purchase, and the ROFO Selling Member shall sell, free and clear of all Liens, the ROFO Interests at a closing (“ROFO Closing”) on the date that is ninety (90) days after the date that the ROFO Notice was delivered or such earlier date that is determined by the ROFO Buying Member that is at least two (2) business days after notice to such effect by the ROFO Buying Member to the ROFO Selling Member. The ROFO Closing shall be held at 10:00 a.m. (local time) at the principal offices of the Company or on such date or at such other location as agreed by the ROFO Selling Member and the ROFO Buying Member. At the ROFO Closing:

(i) the ROFO Selling Member shall deliver to the Company the certificate representing all of the ROFO Interests, accompanied with an assignment of all of the LLC Interests represented thereby executed in blank;

(ii) the ROFO Deposit and interest thereon shall be released from escrow and paid over to the ROFO Selling Member (the interest on the ROFO Deposit shall not be credited to the purchase price);

(iii) the ROFO Buying Member shall pay the ROFO Selling Member the balance of the ROFO Price that is payable by the ROFO Buying Member, giving full effect to the ROFO Deposit (excluding the interest on the ROFO Deposit) previously paid by the ROFO Buying Member; and

(iv) At or promptly after the ROFO Closing the Company shall:

(A) supplement Schedule I to reflect such Transfer; and

(B) deliver a notice to each Member that includes a copy of Schedule I, as so amended; and

(C) issue and deliver to the ROFO Buying Member a certificate representing the ROFO Interests acquired by the ROFO Buying Member.

(e) ROFO Closing Default.

If the ROFO Buying Member fails to tender the ROFO Price at the ROFO Closing or otherwise fails to purchase the ROFO Interests at the ROFO Closing in violation of this Agreement (and the ROFO Selling Member is not in default of this Section 7) and such breach or default continues for five (5) business days, then:

(i) The ROFO Selling Member shall be entitled to retain the ROFO Deposit and interest thereon paid by the ROFO Buying Member; and

(ii) The ROFO Buying Member shall no longer have a ROFO and the ROFO Selling Member shall be permitted to sell the ROFO Interests to any Third Party; and

(iii) If the ROFO Buying Member or any of its Affiliates is a Manager, then such Manager shall be removed by the Company and the other Member will be entitled to appoint a successor Manager of the Company and have the exclusive right to elect and appoint (or remove) the Managers; and

(iv) If the Third Party purchases the ROFO Interests in accordance with the foregoing provisions, then, the Transfer shall be in accordance with the provisions of Section 6(d).

8.	Governance.

(a) Covenant by Each Member.

Each Member hereby agrees to promptly take, at any time and from time to time, all action necessary (including, without limitation, voting all of its LLC Interests in person or by proxy, calling special meetings of the Members and executing and delivering written consents in lieu thereof) to effect the provisions of this Section 8.

(b) Board of the Company.

(i) Election and Appointment of the Board. For so long as Clearday Member is a Member, and so long as the Superconductor Member is a Member:

(A) each such Member shall have the right to elect and appoint a manager of the Company (each such person, a “Manager”) and there shall be two Managers of a board of Managers (the “Board”) or such other number of Managers as approved by the Board.

(B) The Manager that is appointed or elected by a Member may be removed by such Member for any reason or no reason and such Member shall have the sole right to elect or appoint the successor to such Manager.

(C) Any such election or appointment or removal shall be effective when the applicable Member provides a notice to such effect to the other Member.

(ii) Power and Authority of the Board.

(A) Subject to Section 8(d), the Board shall have the exclusive power and authority to conduct the business and affairs of the Company. Approval of, or action taken by, the Board in accordance with the terms of this Agreement shall constitute approval of, or action by, the Company, or by the Company on behalf of any Subsidiary, and shall be binding on each of the Members. Notwithstanding any provision of this Agreement to the contrary, the Company shall not effect, and shall not permit any Subsidiary or provide a consent to any other Person to permit, any transaction between the Company (or any Subsidiary) and any Member or any Affiliate of any Member, unless the terms and conditions of such transaction are not less favorable to the Company (or such Subsidiary) as a substantially similar bona fide transaction with a Person that is not an Affiliate of any Member.

(B) The Managers shall meet at such times and at such locations as from time to time determined by the Managers. The procedures regarding such meetings, and the manner in which a Manager may attend in person, by teleconference or by proxy, shall be determined from time to time by the Managers, provided that a quorum for any meeting of the Managers shall be presence in person, by teleconference or by proxy by the Managers required to approve the action being considered at such meeting. Quorum shall be all of the Managers.

(C) Managers may act without a meeting if the action taken is approved in writing by the Managers that constitute the Managers required to approve such action. The effective date for any such approval shall be the date that written consent is delivered to the Company by the Managers.

(iii) Reimbursement. Each Manager shall be reimbursed from the Company for all out of pocket fees and expenses incurred on behalf of the Company’s business promptly after providing receipts or other documentation sufficient under the Code to substantiate such fees and expenses, provided that that central overhead or salaries of directors, officers, managers, employees (or any Person acting in any similar capacity) of a Manager shall not be expenses of the Company or reimbursable.

(c) Member Meetings or Written Consents.

(i) The Members shall meet at such times and at such locations as from time to time determined by the Members. The procedures regarding such meetings, and the manner in which a Member may attend in person, by teleconference or by proxy, shall be determined from time to time by the Members, provided that a quorum for any meeting of the Members shall be presence in person, by teleconference or by proxy by the Members required to approve the action being considered at such meeting;

(ii) Members may act without a meeting if the action taken is approved in writing by the Members that constitute the Members required to approve such action. The effective date for any such approval shall be the date that written consent is delivered to the Company, the Superconductor Member and Clearday Member.

(d) Limitations on the Authority of the Board.

Notwithstanding the provisions of Section 8(b) to the contrary, subject to the provisions of Section 8(e), the Company and its Subsidiaries shall not, and the Board shall not authorize the Company or any of its Subsidiaries to, consummate any of the following transactions (each, a “Significant Transaction”) without the prior affirmative consent (“Mutual Consent”) of the Superconductor Member and Clearday Member:

(i) Sale of Assets or the Company:

(A) the merger or consolidation (or any similar transaction) of the Company or the Property Owner with any other Person;

(B) the sale, transfer, encumbrance, assignment, pledge, hypothecation or other disposition of the Property Owner Interests or any of them, or the sale, transfer, encumbrance, assignment, pledge, hypothecation or other disposition of all or substantially all of the Company’s or the Property Owner’s assets.

(C) the liquidation or dissolution of the Company or the Property Owner other than in accordance with Section 12;

(ii) Company Equity:

(A) approving any Capital Call Notice;

(B) issuing LLC Interests (or similar interests of the Property Owner) other than as permitted by this Agreement; or

(C) issuing any other equity interests (including phantom interests) in the Company or the Property Owner or granting any options, warrants, rights or other equity interests or debt obligations which are or may be converted or exchanged for any such securities or interests;

(D) converting or redeeming any LLC Interests or similar interests of the Property Owner;

(E) waiving any of the conditions for a Third Party to be admitted as a Member;

(iii) Changing the Company’s Business: commencing any business or line of business other than the holding, managing and selling, pledging or otherwise realizing the economic value of the Property Owner Interests;

(iv) Auditors: retaining or changing the Company’s independent public accounting firm;

(v) Investments: forming any Subsidiary of the Company or the Property Owner or investing in any Person;

(vi) Amending the Charter Documents: amending this Agreement or the Certificate of Formation of the Company or of the Property Owner;

(vii) Asset Acquisitions: acquiring any assets by the Company or any Subsidiary of the Company;

(viii) Affiliate Transactions: directly or indirectly entering into, amending or being a party to, any transaction or arrangement with a Member or any Affiliate of said Member except in the ordinary course of business and on arm’s-length terms and conditions no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with an unrelated Third Party;

(ix) Debt. Incurrence of debt by the Company or the Property Owner, except as permitted by Section 8(e); and

(x) Other Similar Actions: authorizing any transaction similar in nature, substance or materiality to any of the foregoing provisions unless permitted under Section 8(e) below.

(e) Mutual Consent Not Required.

Notwithstanding the provisions of Section 8(d), the Mutual Consent shall not be required and any of the following actions may be taken with the sole approval of the Clearday Member:

(i) The sale or other disposition of the Property Owner Interests or the assets of Property Owner for a sales price that provides minimum unrestricted, cash net proceeds, that does not subject the holder of the Preferred LLC Interests to contractual indemnity or clawback, that is equal to or greater than the Preferred Liquidation Amount; provided, such action is proposed to the Board at least 10 days before the proposed action (even if the Superconductor Member does not approve or vote).

(ii) The ordinary course conduct of the business of Property Owner as an owner and developer of the property (the “Property”) located at 8800 Village Drive, San Antonio, Texas.

(iii) The leasing of space at the Property;

(iv) The lease or use of the Property by the Clearday Member or any of its Affiliates for their respective businesses;

(v) The refinancing of any indebtedness of the property owned by Property Owner or the incurrence of purchase money financing or other financing of the business of Property Owner, whether or not secured by the pledge of the equity interests of Property Owner; provided, (a) the action is proposed in writing to the Board at least 10 days before taking the action (the “Review Period”); (b) no Affiliate of any member is the lender or receives any compensation or payment with respect to such refinancing or incurrence; (c) the Superconductor Member has received during the Review Period all such documentation regarding the refinancing or incurrence as it may reasonably request that is reasonably available or in the possession of the Company or its Affiliates, and (d) (i) prior to the date of the filng with the Securities and Exchange Commission of the Registration Statement on Form S-4 contemplated by Section 5.1(a) of the Merger Agreement (the “S-4 Filing”), the Superconductor Member has provided its written consent to such refinancing or incurrence, which consent shall not be unreasonably withheld; and (ii) on or after the date of the S-4 Filing, the Superconductor Member has not, within 10 days after the conclusion of the Review Period, reasonably determined in a written notification delivered to the Company (an “Impairment Determination”), based on its good faith accounting judgment of Generally Accepted Accounting Principles as consistently applied by it in the preparation of its financial statements (“GAAP”) after discussion with the Clearday Member and as reasonably explained in the notification containing the Impairment Determination (which explanation shall include, as applicable, reference to appropriate GAAP standards, rules or principles, and supporting documentation, such as, worksheets illustrating the GAAP considerations) that the proposed refinancing or incurrence (taking into account any other debt or proposed debt of the Company and other factors relevant under GAAP and after giving effect to the transactions related to such refinancing or incurrence) either does or is reasonably likely to, result in a write-down, impairment, charge or other reduction to the $1.6 million of stockholder’s equity that the Superconductor Member has booked in connection with the transactions contemplated by this Agreement (the process described in clauses (a) through (d) inclusive, an “Impairment Determination Process”).

(vi) The incurrence of a loan by the Property Owner or the Company, and a related encumbrance on the assets of the Property Owner or the Company, by a commercial bank or other institutional lender that does not require any guaranty of obligations by any Preferred Member and in which the net proceeds for any such loan is used solely for the capital improvements of the building at 8800 Village Drive, San Antonio, Texas; provided, such lender is not an Affilate of the Clearday Member and the aggregate amount of such loan does not exceed $2,500,000; provided, (i) prior to the date of the S-4 Filing, the Superconductor Member has provided its written consent to such refinancing or incurrence, which consent shall not be unreasonably withheld; and (ii) on or after the date of the S-4 Filing, no Impairment Determination with respect to such loan has been made after complying with the Impairment Determination Process.

(vii) The advance of cash to the Company or Property Owner for the payment of any obligations of such Person as a loan under Section 13; provided, that no interest or fees shall accrue or be payable on account of any such loan and only the amount of the cash advanced shall be repaid, and no such loan shall be repaid unless and until the Superconductor Member receives or has received the Preferred Liquidation Amount in full.

The Clearday Member agrees that in the event that the Merger Agreement is terminated in accordance with its terms, upon the written request of the Superconductor Member, the Clearday Member will use its commercially reasonable efforts to refinance or finance the Property and/or the interests in Property Owner to make distributions to the Preferred Member in an amount that is not less than the then Preferred Liquidation Amount.

9.	[intentionally omitted]

10.	Accounting Provisions.

(a) Fiscal and Taxable Year.

The fiscal and taxable year of the Company shall be the calendar year.

(b) Books and Accounts.

(i) Complete and accurate books and accounts shall be kept and maintained for the Company at the Company’s principal place of business. Such books and accounts shall be kept for fiscal and tax purposes on the accrual basis in accordance of Generally Accepted Accounting Principles. A list of the names and addresses of the Members and their respective membership interest shall be maintained as part of the books and records for the Company. Each Member or such Member’s duly authorized representative, at such Member’s own expense and upon delivering advance written notice to the Company, shall at all reasonable time have access to, and may inspect and make copies of, such books and accounts and any other records of the Company.

(ii) All funds received by the Company shall be deposited in the name of the Company in the bank account or accounts of the Company, and withdrawals therefrom shall be made upon the signature of the individual or individuals designated from time to time by the Board. In the sole and absolute discretion of the Board, all deposits and other funds not needed in the operation of the Company’s business may be deposited in interest-bearing bank accounts, in money market funds, or invested in treasury bills, certificates of deposit, U.S. government security-backed repurchase agreements or similar money market instruments, or funds investing in any of the foregoing or similar types of investments.

(c) Financial Reports.

The Board shall endeavor to cause to be prepared after the end of each taxable year of the Company and file, on or before their respective due dates (as the same may be extended), all federal and state income tax returns of the Company for such taxable year and shall promptly take all action as may be necessary to permit the Company’s regular accountants to prepare and timely file such returns. A copy of Schedule K 1 to the Company’s income tax return shall be sent to each Member within thirty (30) days after the Board has all information necessary to properly prepare the Schedule K 1 reflecting the Member’s distributive share of income, loss, credit and deductions for such taxable year. The Board shall cause to be sent to each Member (a) within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, a balance sheet and profit and loss statement for the calendar quarter just ended (which financial statements need not be audited) and (b) within ninety (90) days after the end of each fiscal year a balance sheet, cash flow statement and profit and loss statement for the fiscal year just ended, compiled by the Approved Accountant, provided that if such compilation is not completed within such ninety (90) day period, then the Board shall cause to be delivered the regularly prepared unaudited fiscal year a balance sheet, cash flow statement and profit and loss statement for the fiscal year just ended and a copy of such complied financial statements within five (5) business days after receipt thereof. Such financial statements shall be prepared on the basis that the books and records are maintained in accordance with Section 10(b)(i). In addition, within thirty (30) days after the filing thereof, the Board shall cause the Company to send to each Member (a) a copy of each federal and, if applicable, state and local tax return of the Company for the fiscal year just ended; and (b) such other items as the Board may deem reasonably material to the operations of the Company.

(d) Tax Elections.

Any elections required or permitted to be made by the Company under the Internal Revenue Code of 1986, as amended (the “Code”), shall be made by the Board in such manner as the Board shall determine.

(e) Expenses.

To the extent practicable, all expenses of the Company shall be billed directly to, and be paid by, the Company. The Company shall not be obligated to pay or reimburse the Members for their expenses with respect to the negotiation, execution and delivery of this Agreement.

11.	Distributions and Allocations.

(a) Distributions.

The net cash flow, i.e., cash received in excess of expenses and reasonable reserves (including all amounts paid or payable with respect to Capital Default Loans), of the Company shall be distributed to the Members at such times as from time to time determined by the Board (but in no event, less than quarterly) to the Members as provided in this Section 11(a):

(i) All distributions of Capital Event Proceeds shall be distributed as follows:

(A) First to the holders of the Preferred LLC Interests in an amount that is equal to the Net Unreturned Invested Capital of the Preferred LLC Interests (which distribution amounts are referred to as the “Preferred Liquidation Amount”);

(B) Then, to the holders of the Common LLC Interests.

(ii) All distributions of proceeds that are not Capital Event Proceeds, shall be distributed to the Members in accordance with their respective Percentage Interersts.

(iii) After the distribution of the Preferred Liquidation Amount, the Preferred LLC Interests shall be redeemed.

(b) Withholding Taxes.

If the Company is required to withhold any portion of any distribution or allocation to a Member by applicable federal, state, local or foreign tax laws, the Company shall withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws. If the Company is required to pay any tax to a federal, state, local or foreign government on the account of a Member’s nationality, origin, tax status or similar factors, or as a result of the action or inaction of a Member, the Company shall pay such tax as required or necessary to ensure its compliance with applicable tax laws. Any funds withheld or paid by reason of this Section 11(b) shall nonetheless be deemed distributed or allocated (as the case may be) to the Member in question for all purposes under this Agreement. If the Company makes any payment to a taxing authority in respect of a Member hereunder that is not withheld from actual distributions to the Member, then the Company may, at its option: (i) require the Member to reimburse the Company for such withholding (along with interest at the Capital Loan Rate from the date of such withholding until reimbursed or subsequently withheld from distributions); and/or (ii) reduce any subsequent distributions to such Member by the amount of such unrecovered withholding (along with interest at the Capital Loan Rate from the date of such withholding until reimbursed or subsequently withheld from distributions); provided, however, that if the Company elects (ii), such reduction must be taken from the first distribution subsequent to the payment. The obligation of a Member to reimburse the Company for taxes that were required to be withheld shall continue after such Member sells or otherwise conveys its LLC Interest and after the withdrawal by such Member. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Board to assist it in determining the extent of, and in fulfilling, any withholding obligations of the Company.

(c) Allocations of Profits and Losses.

Subject to the provisions of Section 11(d), and after giving effect to the allocations under such Section, Profits and Losses of the Company shall be allocated as follows:

Except as otherwise provided in this Agreement, and after giving effect to Section 11(d), Profits or Losses for any Fiscal Year will be allocated among the Members such that the Capital Account of each Member, immediately after giving effect to such allocations, will equal (proportionately), as nearly as possible, (A) the amount of the Distributions that would be made to such Member during such Fiscal Year if (i) the Company were dissolved and terminated, (ii) its affairs were wound up and each asset were sold for its Gross Asset Value (without regard to clause (d) of the definition of Gross Asset Value, and except that any asset which was the subject of a disposition in such Fiscal Year will be treated as if it were sold for cash equal to the sum of the amount received by the Company in any such disposition and the Fair Market Value of any other property received by the Company in such disposition), (iii) all liabilities of the Company were satisfied and (iv) the net assets of the Company were distributed to the Members in accordance with Section 12 and applicable law, minus (B) such Member’s share of partnership minimum gain and partner nonrecourse debt minimum gain determined pursuant to Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets. For avoidance of doubt, it is the parties’ intent to have all income, gain, deduction and loss allocated to the Clearday Member. The Board will make such other assumptions as he deems necessary or appropriate in his good faith and reasonable judgment in order to effectuate the intended beneficial entitlements of the Members. It is the intent of the Members that the foregoing allocation will meet the requirements for “substantial economic effect” of Section 704 of the Code and the Regulations promulgated thereunder. The allocations set forth in this Article 6 shall be interpreted consistently with the foregoing intent and the allocations shall be amended, if necessary, in order to accomplish this purpose.

(d) Special Allocations.

(i) Loss Limitation. Losses shall not be allocated to a Member to the extent an allocation of such loss would cause or increase an Adjusted Capital Account Deficit of such Member beyond the amount that such Member is obligated to restore as of the end of any taxable year, taking into account the amounts and adjustments set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6). Any Loss not allocated to a Member under this Section 11(d)(i) shall be reallocated to the other Member, provided that such reallocation does not cause or increase the Adjusted Capital Account Deficit of any other Member.

(ii) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Section 11, if during any taxable year there is a net decrease in Member Nonrecourse Debt Minimum Gain, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of such taxable year must be allocated items of Company income and gain for the taxable year (and, if necessary, for succeeding taxable years) equal to that Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(4)); provided, however, that this Section 11(d)(ii) shall not apply to the extent the circumstances described in the third and fifth sentences of Treasury Regulations Section 1.704-2(i)(4) exist. The items of Company income and gain to be allocated pursuant to this Section 11(d)(ii) shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and (j). This Section 11(d)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Minimum Gain Chargeback. Notwithstanding any other provision of this Section 11(d), if there is a net decrease in Minimum Gain for any taxable year, each Member shall, in the manner provided in Treasury Regulations Section 1.704-2(f), be allocated items of Company income and gain for such year (and, if necessary, for subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Minimum Gain, in accordance with Treasury Regulations Sections 1.704-2(f),(g) and (j); provided, however, that this Section 11(d)(iii) shall not apply to the extent the circumstances described in Treasury Regulations Sections 1.704-2(f)(2), 1.704-2(f)(3), 1.704-2(f)(4), or 1.704-2(f)(5) exist. The items of Company income and gain to be allocated pursuant to this Section 11(d)(iii) shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and (j). This Section 11(d)(iii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(iv) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that create or increase an Adjusted Capital Account Deficit for such Member, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations Section 1.704-1(b)(2)(ii)(d), the Adjusted Capital Account Deficit for such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 11(d)(iv) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 11(d)(iv) have been tentatively made as if this Section 11 were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be specially allocated among the Members in accordance with their Percentage Interests.

(vi) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year or other period shall be specially allocated in accordance with Treasury Regulations Section 1.704-2(i)(1).

(vii) Section 754 Adjustment. To the extent that any adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations. The Board shall cause the Company to make the election permitted under Code Section 754.

(e) Other Allocation Rules.

(i) Accrual of Profits and Losses. For purposes of determining Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, using any method that is permissible under Code Section 706. If an LLC Interest is sold or otherwise conveyed in accordance with this Agreement, then except as otherwise provided by Code Section 706, the Profits and Losses of the Company and any other items of the Company shall be allocated between the periods before and after such sale or conveyance by the closing of the books method. As of the date of such sale or conveyance, the transferee shall succeed to the Capital Account of the transferor Member with respect to the Percentage Interest so sold or conveyed. This Section 11(e)(i) shall apply for purposes of computing a Member’s Capital Account and for federal income tax purposes.

(ii) Excess Nonrecourse Liability. Each “excess nonrecourse liability” of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Members in accordance with the manner in which the Nonrecourse Deductions attributable to such liability will be allocated.

(iii) 514(c)(9)(E) Allocation. Notwithstanding anything to the contrary contained herein, if a “qualified organization” within the meaning of Code Section 514(c)(9)(c) owns a direct or indirect interest in the Company and a Member so requests, allocations under this Agreement shall be made only to the extent that, and shall be adjusted to the extent necessary to ensure that the Company’s allocations satisfy the requirements of Code Section 514(c)(9)(E), the Treasury Regulations promulgated thereunder and any administrative guidelines or pronouncements thereunder, including so that all allocations have “substantial economic effect” for the purposes of Code Section 514(c)(9)(E)(i)(II).

(f) Tax Allocations.

Unless otherwise agreed by the Members, the following elections will be made by the Company:

(i) In accordance with Code Section 704(c), the traditional method as set forth in Treasury Regulations Section 1.704-3(b), shall, solely for tax purposes, direct the allocation of income, gain, loss, and deduction with respect to any Company property among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(ii) Except as provided herein, for federal income tax purposes, under the Code and Treasury Regulations, each Company item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Section 11. Any elections or other decisions relating to such allocations shall be made with the unanimous consent of the Members (or, to the extent provided herein, the Board) in any manner that reasonably reflects the purpose and intention of this Agreement.

(iii) The parties intend that the foregoing tax allocation provisions of this Section 11 shall produce final Capital Account balances of the Members that will match the liquidating distributions (after unpaid loans and interest thereon, including those owed to Members, have been paid) required to be made to the Members in accordance with Section 12. To the extent that the allocation provisions of this Section 11 would fail to produce such final Capital Account balances the Managing Member shall specifically allocate items of gross income and deduction of the Company for the year of liquidation and, if necessary, prior open years in such amounts as necessary to cause the Members final Capital Account balance to equal the amounts of the distributions made or to be made pursuant to Section 12.

(g) Tax Matters.

(i) The Members intend that the Company be treated as a partnership for Federal income tax purposes.

(ii) The fiscal and taxable year of the Company shall be the calendar year, unless the Board in its discretion, designates a different year. The Board shall provide a notice to each Member of any such designation.

(iii) The Manager that has been appointed by the Clearday Member is designated as the “partnership representative” within the meaning of Section 6223(a) of the Code (the “Partnership Representative”) and shall be authorized to take any actions necessary under Treasury Regulations or other guidance to cause such person to be designated as such. The Company and each Member agree that they shall be bound by the actions taken by the Partnership Representative, as described in Section 6223(b) of the Code. The Partnership Representative shall have the authority to make elections set forth in the Revised Partnership Audit Rules, including but not limited to the election set forth in Section 6226(a) of the Code and each of the Members is required under this Agreement to furnish the Company and the Partnership Representative with any information necessary, to give effect to such election; and (iv) any imputed underpayment imposed on the Company, as applicable, pursuant to Section 6232 of the Code (and any related interest, penalties or other additions to tax) that the Company reasonably determines is attributable to one or more Members shall be promptly paid by such Member to the Company (pro rata in proportion to their respective shares of such underpayment) within fifteen (15) days following the Company’s request for payment (and any failure to pay such amount shall result in a subsequent reduction in distributions otherwise payable to such Member). For the purposes of this Agreement, the term “Revised Partnership Audit Rules” shall mean the provisions regarding partnership audit procedures under Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, treasury regulations promulgated thereunder, published administrative interpretations thereof, any guidance issued thereunder and any successor provisions) or any similar procedures established by a state, local, or non-U.S. taxing authority.

12.	Liquidation and Termination of the Company.

(a) Mandatory Liquidation and Termination.

Upon the earlier to occur of:

(i) a merger between the Company and any other Person in which the Company is not the surviving entity;

(ii) the sale of all or substantially all of the assets of the Company or Property Owner, in each case, in any one transaction or series of related transactions;

(iii) Mutual Consent to dissolve the Company; or

(iv) any act requiring the dissolution of the Company under the Act,

the Company shall be terminated and liquidated in accordance with this Section 12 and the Act.

(b) General.

Upon the termination of the Company, the Company shall be liquidated in accordance with this Section 12 and the Act. The liquidation shall be conducted and supervised by the Board, or by an agent of the Company designated and approved by Mutual Consent (the Board or such agent being referred to in this Agreement as the “Liquidating Agent”). The Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Members would have with respect to the assets and liabilities of the Company during the term of this Agreement if acting by Mutual Consent. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more persons any or all of such rights and powers and such authority and power to execute and deliver documents, and, in connection therewith, to fix the reasonable compensation of each such person, which compensation shall be charged as an expense of liquidation. The Liquidating Agent is also expressly authorized to sell the Company’s assets and/or to distribute the Company’s property to the Members or other third parties subject to liens and the terms and provisions of this Agreement.

(c) Statements on Termination.

Each Member shall be furnished with a statement prepared by the Company’s regular accountants setting forth the assets and liabilities of the Company as of the date of complete liquidation, and each Member’s Percentage Interest as of such date. Upon compliance with the distribution plan set forth in this Agreement, the Members shall cease to be such, and the Liquidating Agent shall execute, acknowledge and cause to be filed where appropriate under law a Certificate of Dissolution of the Company.

(d) Priority on Liquidation.

The Liquidating Agent shall, to the extent feasible, liquidate and sell the tangible assets and the intangible assets of the Company as promptly as shall be practicable. To the extent the proceeds are sufficient therefor, in the Liquidating Agent’s opinion, the proceeds of such liquidation shall be applied and distributed in the following order of priority (the “Liquidation Distribution”):

(i) To pay the costs and expenses of the liquidation and termination;

(ii) To pay the matured or fixed debts and liabilities of the Company;

(iii) To establish any reasonable reserve that the Liquidating Agent may deem necessary for any contingent, unmatured or unforeseen liability of the Company;

(iv) To the Members in accordance with the provisions of Section 11(a)(i).

(e) Distribution of Nonliquid Assets.

If the Liquidating Agent shall reasonably determine that it is not practicable to liquidate all of the assets of the Company, then the Liquidating Agent shall cause the fair market value of the assets not so liquidated to be determined by appraisal by an independent appraiser. Such assets, as so appraised, shall be retained or distributed by the Liquidating Agent as follows:

(i) The Liquidating Agent shall retain assets having a fair market value equal to the amount, if any, by which the net proceeds of liquidated assets are insufficient to satisfy the debts and liabilities of the Company, to pay the costs and expenses of the dissolution and liquidation, and to establish reserves, all subject to the provisions of this Agreement. The foregoing shall not be construed, however, to prohibit the Liquidating Agent from distributing, pursuant to this Agreement, property subject to Liens at the value of the Company’s equity therein.

(ii) The remaining assets (including, without limitation, receivables, if any) shall be distributed to the Members by way of undivided interests therein in such proportions as shall be equal to the respective amounts to which each Member is entitled pursuant to this Agreement. If, in the judgment of the Liquidating Agent, it shall not be practicable to distribute to each Member an undivided aliquot share of each asset, the Liquidating Agent may allocate and distribute specific assets to one or more Members as tenants in-common as the Liquidating Agent shall determine to be fair and equitable, taking into consideration, inter alia, the basis for tax purposes of each asset distributed. Notwithstanding any provision contained in this Agreement to the contrary, if the Liquidating Agent shall for any reason be unable to liquidate and/or sell the Company’s intangible assets in the course of any liquidation, then the parties hereto hereby instruct the Liquidating Agent to, and the Liquidating Agent shall, subject to the terms and provisions of this Section 12, distribute such intangible assets to the Members as co-owners with an undivided interest in the whole and unless otherwise agreed to by the parties hereto to the contrary, each Member to whom an intangible asset shall have been distributed shall have the full right to exploit the intellectual property rights contained therein without being obligated to account or pay to the other Member or Members for any royalties or other revenues received therefrom.

(iii) Nothing contained in this Agreement is intended to cause any in-kind distributions to be treated as sales for value.

(f) Orderly Liquidation.

A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant upon a liquidation.

13.	Loans and Advances.

If any Member or any of their respective Affiliates shall loan or advance any funds to the Company, such loan or advance shall not be deemed a Capital Contribution and shall not in any respect increase such Member’s Percentage Interest except as otherwise provided upon the exercise of a Conversion Right under Section 4(d)(ii). Such loan or advance shall constitute an obligation and liability of the Company. Unless otherwise agreed in writing between the Members, the Board and the Company, the Members, the managers and any of their respective Affiliates shall not have any personal obligation or liability for the repayment of such loans and the same shall be collectible only from Company assets. Any reference in this Agreement to the payment of debts, obligations or liabilities of the Company shall be deemed to include any such loans from a Member and any of their Affiliates, to the extent that law and agreements to which the Company is a party or is subject permit, and to the extent that the terms of such loans may require, such loans from a Member or any of their Affiliates, shall be paid ahead of other general debts, obligations and liabilities of the Company.

14.	Exculpation and Indemnification of Managers, Members and Affiliates.

(a) Exculpation.

Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, no Member or manager, nor any officer or employee of the Company or of any Member or manager shall be liable to the Company or any other Person for any act or omission taken or omitted by any such Person or any Affiliate of any such Person which is within the scope of authority granted to any such Person or any Affiliate of any such Person by this Agreement, provided that such act or omission does not constitute a breach of any covenant or agreement of this Agreement (in which case, the Member shall be liable), fraud, willful misconduct or gross negligence. In furtherance of the foregoing, it is acknowledged and agreed that no Member nor any Manager shall have a fiduciary duty to the Company or any Member to the fullest extent permitted under Section 18-1101(c) of the Act.

(b) Indemnification.

(i) The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action initiated by or in the right of the Company in which action the Company ultimately prevails) by reason of the fact that such party is or was a Member, manager, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee, trustee or agent of another limited liability company or corporation, partnership, joint venture, trust or other enterprise, from and against expenses (including attorneys’ and accountants’ fees and disbursements), judgments, fines and amounts paid in settlement, actually and reasonably incurred (collectively, “Indemnification Losses”) by such party in connection with such action, suit or proceeding, provided that no Person shall be entitled to indemnification under this Agreement to the extent that the amount of any Indemnification Losses arises from fraud, willful misconduct or gross negligence; provided, further, that any Indemnification Losses suffered by the Clearday Member shall be subordinated in right of payment to the Preferred Liquidation Amount to the extent that such obligations do not arise from the ordinary course of business of the assets of the Company, including the renovation or capital improvement of the property owned by the Company or are owed to an Affiliate of the Clearday Member.

(ii) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the acts or omissions by the Person seeking indemnification actions constitute fraud, willful misconduct or gross negligence.

(iii) Any indemnification under this Agreement (unless ordered by a court) shall be made by the Company only as authorized in the specific case with the consent of the Members (which consent shall not be unreasonably withheld, delayed or conditioned) that indemnification of the Member, manager, officer, employee or agent is proper in the circumstances because such party has met the applicable standard of conduct set forth in this Agreement.

(iv) Expenses (including actual attorneys’ and accountants fees and disbursements including any retainer fees or deposits) incurred by any Member, manager, officer, employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding shall, with the prior consent of the Members (which consent shall not be unreasonably withheld, delayed or conditioned), be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such party is not entitled to be indemnified by the Company as authorized in this Section 14(b) ; provided, further, that any such expenses incurred by the Clearday Member shall be subordinated in right of payment to the Preferred Liquidation Amount to the extent that such obligations do not arise from the ordinary course of business of the assets of the Company, including the renovation or capital improvement of the property owned by the Company or are owed to an Affiliate of the Clearday Member..

(v) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 14(b) shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(vi) The Company may purchase and maintain insurance on behalf of any person who is or was a Member, manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another limited liability company corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such party and incurred by such party in any such capacity, or arising out of such party’s status as such.

(vii) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 14(b) shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Member, manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators or successors or assigns of each such Person.

15.	Confidentiality; Non-Exclusivity.

(a) Confidentiality.

Each Member shall retain in strict confidence, and shall not use for any purpose whatsoever, or divulge, disseminate or disclose to any Third Party (other than in furtherance of the business purposes of the Company or as may be required by law) any proprietary or confidential information relating to the business of the Company, including, without limitation, information regarding the conduct of the memory care business conducted by Property Owner, financial information, real property space availability, lease terms, development plans, distribution or franchising methods and channels, pricing information, business methods, management information systems and software, customer lists, supplier lists, leads, solicitations and contacts, know-how, show-how, inventions, improvements, specifications, trade secrets, agreements, research and development, business plans and marketing plans of Property Owner or the Company, whether or not any of the foregoing are copyrightable or patentable provided, that (i) a Member may in connection with any Approved Transfer provide financial and other information with respect to the Company; (ii) that each Member may divulge, disseminate or disclose any such proprietary and confidential information to its agents, consultants, professional advisors and co-investors for the purposes of managing its investment in the Company; and (iii) each Member may divulge, disseminate or disclose any such proprietary and confidential information to any of its Affiliates or otherwise to the extent necessary to comply with applicable legal requirements.

(b) Press Releases.

Except as required by law, no press release shall be issued about the Company or its Subsidiaries or any Member or any of their respective Affiliates without the prior Mutual Consent. The provisions of this Section 15(b) shall survive the termination of the term of this Agreement for a period of three (3) years.

(c) Non-Exclusivity.

Each Member and any of its Affiliates may engage in, acquire and possess, without accountability to the Company or the other Members, any calling, business, profession, investment or interest independently or with others, including, but not limited to, the acquisition, ownership, financing, leasing, operation, management or development of any interests in any business or asset even if such act is directly competitive with the business of, or any of the assets owned by, the Company or any Subsidiary of the Company.

(d) Financial Reporting.

The Company shall cooperate with the Superconductor Member in providing such financial information as it may reasonably require to prepare its own consolidated financial statements for public reporting.

(e) Inspection.

Each Member shall have the absolute right, during business hours, to inspect each and every asset, document, liability, record or other information of the Company and its subsidiaries. Each Members shall have the right to promptly receive such financial information and reports as it may reasonably request, including annual, quarterly and monthly income statements, balance sheets and cash flow statements on a consolidated and subsidiary basis (according to GAAP is reasonably practicable), all certified as to accuracy by the chief financial officer of the Company and provided not later then 90 days after each annual period, 45 days after each quarterly period and promptly after each monthly period.

16.	Members’ Representations and Warranties.

Each of the Members on behalf of itself, severally, represents and warrants as of the date hereof to the other Members that:

(i) it is duly formed and has all necessary power and authority to execute and deliver, and perform its obligations under, this Agreement as a Member; this Agreement has been duly authorized, executed and delivered by such Member and the constituent members of such Member; this Agreement constitutes the valid and legal binding obligation of each Member and is enforceable against each Member in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, moratorium and other similar laws of general applicability affecting creditors rights and general equity principles; and no consent or approval from any governmental authority or any third party is required in connection with the execution and delivery of this Agreement;

(ii) neither the execution of this Agreement by a Member nor the performance by each Member of its obligations hereunder will

(A) conflict with or result in a breach of, the terms, conditions or provisions of, or constitute a default by any Member under, any agreement by which a Member is bound or

(B) violate any restriction, requirement, covenant or condition contained in any agreement to which a Member (to the best of such Member’s knowledge) is bound; and

(iii) it has not relied on any representations, warranties or promises (written or oral) with respect to the Company or the Property except as expressly set forth herein.

17.	Amendment and Modification.

This Agreement may not be amended, modified or supplemented except in a writing, duly authorized, executed and delivered by each Member.

18.	Assignment.

This Agreement and all of the provisions of this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective heirs, assigns, executors, administrators or successors, but neither this Agreement nor any of the rights, benefits, interests or obligations under this Agreement shall be assigned or delegated by any of the Members without the prior written consent of the other Member, in each case, except as otherwise expressly permitted under this Agreement.

19.	Further Assurances.

Each party hereto by the execution and delivery of this Agreement hereby consents to the formation of the Company and the transfer and assignment of the Property Owner Interests. Each Member hereby agrees that he or it shall promptly do and perform or cause to be done and performed all such further acts and things and shall promptly execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated by this Agreement.

20.	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware governing agreements made wholly within the State of Delaware.

21.	Notices.

(a) Initial Addresses.

All notices (including any consent required of any Member and the Foreclosure Notice) given or permitted to be provided pursuant to this Agreement shall be in writing and shall be made by hand delivery, telecopier, or overnight air courier guaranteeing next business day delivery:

(i) if to the Company,

to each of

Clearday Member and

the Superconductor Member

as provided below

(ii) if to Clearday Member, to such Person

c/o Clearday, Inc.

8800 Village Drive, 2nd Floor

San Antonio, Texas 78217

Attention: James Walesa

Tel: (210-451-0939

(iii) if to the Superconductor Member, to such Person

c/o Superconductor Technologies Inc.

15511 W State Hwy 71, Suite 110-105

Austin, TX 78738

Attention: Jeffrey A. Quiram

Tel: (512) 650-7775

with a copy to:

Proskauer Rose LLP

2029 Century Park East,

Suite 2400

Los Angeles, CA 90067-3010

Attention: Ben D. Orlanski, Esq.

Tel.: (310) 557-2900

(b) Notices to Other Members.

If to any other Member, the address designated by such other Member to the Company in writing, each such designation to be effective only upon receipt and only to the extent provided in the modification to Schedule I.

(c) Change of Address.

Any party may change the address that notices should be delivered to it by delivering a notice with the corrected information to the Company and each other Member, such corrected information to be effective only upon delivery of such notice.

(d) Deemed Delivery.

Except as otherwise expressly provided in this Agreement, each such notice shall be deemed given, delivered and received at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next business day delivery.

22.	Consent to Jurisdiction.

All actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined exclusively in any state or federal court sitting in New York County, New York. The undersigned, by execution and delivery of this Agreement, expressly and irrevocably:

(i) consent and submit to the exclusive personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party or the above specified attorney by hand delivered or addressed as set forth in Section 21; and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

23.	Waiver of Jury Trial.

EACH MEMBER, THE COMPANY AND THE MANAGER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH MEMBER, THE COMPANY AND THE MANAGER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER

24.	Entire Agreement; Non-Waiver.

This Agreement supersedes and terminates all prior agreements between any of the parties hereto with respect to the subject matter contained in this Agreement, and this Agreement embodies the entire understanding between the parties relating to such subject matter, and any and all prior correspondence, conversations and memoranda are merged in this Agreement and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated in this Agreement, have been made to induce any party to enter into this Agreement. No delay on the part of any party in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right under this Agreement or of any failure to perform or breach of this Agreement by any other party constitute or be deemed a waiver of any other right under this Agreement or of any other failure to perform or breach of this Agreement by the same or any other Member, whether of a similar or dissimilar nature thereof.

25.	Specific Performance and Injunctive Relief.

The parties recognize and acknowledge that their membership interests are closely held and that, accordingly, in the event of a breach or default by one or more of the parties hereto of the terms and conditions of this Agreement, the damages to the remaining parties to this Agreement, or any one or more of them, may be impossible to ascertain and such parties will not have an adequate remedy at law. In the event of any such breach or default in the performance of the terms and provisions of this Agreement, any party or parties thereof aggrieved thereby shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enforce the specific performance of the terms and conditions of this Agreement, to enjoin further violations of the provisions of this Agreement and/or to obtain damages. Except as otherwise expressly provided in this Agreement, such remedies shall however be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or at law. Each Member hereby waives any requirement for security or the posting of any bond or other surety and proof of damages in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief and further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

26.	Attorneys’ Fees.

In any action or proceeding brought to enforce any provision of this Agreement, or where any provision of this Agreement is validly asserted as a defense, the successful party shall be entitled to recover its actual attorneys’ fees and all disbursements in addition to any other available remedy.

27.	Severability.

If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

28.	Cash Payments by and to Members.

All payments of cash by any Member to any other Member provided in this Agreement shall be by wire transfer of immediately available funds pursuant to the wire transfer instructions provided by the Member receiving such payment to the paying Member or, if such wire transfer instructions are not received at least two (2) business days prior to the date of such payment, then such payment shall be by check payable to the Member receiving such payment delivered to such Member on the applicable payment date at the offices of the Company.

29.	Miscellaneous.

(i) Notwithstanding any provision of this Agreement to the contrary, a Transferee of an Approved Transfer shall take the LLC Interests in such sale or transaction subject to the terms and provisions of this Agreement.

(ii) Section headings are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

(iii) This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one agreement.

(iv) Any word or term used in this Agreement in any form shall be masculine, feminine, neuter, singular or plural, as proper reading requires. The words “herein”, “hereof”, “hereby” or “hereto” shall refer to this Agreement unless otherwise expressly provided. Any reference in this Agreement to a Section or any exhibit or schedule shall be a reference to a Section of, and an exhibit or schedule to, this Agreement unless the context otherwise requires. Any reference in this Agreement to a “business day” shall mean a day in which the New York branch of the Federal Reserve Bank is open for business during its normal hours of operation.

[The next page is the Signature Page]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto as of the date first written above.

The Company

NAPLES JV, LLC

By:	/s/ James Walesa
Name: James Walesa
Title: Manager

The Members

SUPERCONDUCTOR TECHNOLOGIES INC.

By:	/s/ Jeffrey A. Quiram
Name: Jeffrey A. Quiram
Title: Chief Executive Officer

CLEARDAY NAPLES, LLC

By:	/s/ James Walesa
Name: James Walesa
Title: Manager

SCHEDULE I

to the Amended and Restated Limited Liability Company Agreement

of

Naples JV, LLC

Date Last Revised: July 6, 2020

Name of Member	Percentage Interest
Superconductor Technologies Inc.	50.00%
Clearday Naples, LLC	50.00%
TOTAL	100.00%

EXHIBIT A

Form of Certificate Representing LLC Interests

(attached hereto)

LLC INTEREST CERTIFICATE

Naples JV, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

THIS CERTIFIES THAT

is the owner of [Common] [Preferred] limited liability company interests in the above named limited liability company that as of the date of this certificate represent

___________ % of the aggregate limited liability company interests in said company and 100% of such class of limited liability company interests, transferable only on the books of said company by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Company has caused the Certificate to be signed by a duly authorized manager of the Company as of this _____ day of __________, ____.

Naples JV, LLC

By:
Name:
	Title:	Manager

[THIS CERTIFICATE CONTAINS A LEGEND OR LEGENDS ON THE REVERSE SIDE]

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO SUCH LIMITED LIABILITY COMPANY INTEREST MAY BE SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE LIMITED LIABILITY COMPANY INTEREST IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENT OF THOSE LAWS IS THEN APPLICABLE TO THE LIMITED LIABILITY COMPANY INTERESTS OR SUCH SALE. THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS AMENDED, INCLUDING PROVISIONS RESTRICTING THE TRANSFER OF SUCH LIMITED LIABILITY COMPANY INTERESTS. NO TRANSFEREE OR ASSIGNEE OF ANY OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THE CERTIFICATE MAY BE ADMITTED AS A MEMBER IN THE ABOVE NAMED COMPANY UNLESS THE CONDITIONS OF THE ABOVE REFERENCED LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED, ARE SATISFIED.

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE ARE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE.

Schedule II

To

Amended and Restated Limited Liability Company Agreement of

Naples JV, LLC

Index to Certain Defined Terms

1933 Act	6(c)(i)
Act	Recital
Additional Capital Contribution	4(a)(i))
Agreement	Recitals
Approved Transfer	6(b)
Board	8(b)(i)
business day	29(iv)
Cancel Option	4(d)(i)(A)(1)
Capital Call Funding Date	4(a)(iv)
Capital Call Notice	4(a)
Capital Contribution	3(a)(ii)
Capital Default Loan Rate	4(d)(i)(D)
Capital Default Loan	4(d)(i)(A)(2)
Certificate	2(d)
Clearday	Recitals
Clearday Member	Recitals
Code	10(d)
Common LLC Interests	3(b)(i)
Company	Recitals
Conversion Notice	4(d)(ii)
Conversion Right	4(d)(ii)
Converted Amount	4(d)(ii)
Defaulting Member	4(d)(i)(A)
Defaulting Purchasing
Funding Default Date	4(d)(i)(A)
Initial Capital Contribution	3(a)(ii)
Liquidating Agent	12(b)
Liquidation Distribution	12(d)
LLC Interest	3(b)
Loan Option	4(d)(i)(A)(1)
Losses	14(b)(i)
Members	Recitals
Merger Agreement	Recitals
Mutual Consent	8(d)
Non-Defaulting Member	4(d)(i)(A)
Partnership Representative	11(g)(iii)
Preferred Liquidation Amount	11(a)(i)(A)

Preferred LLC Interests	3(b)(i)
Property Owner	Recitals
Revised Partnership Audit Rules	11(g)(iii)
ROFO Acceptance Notice	7(b)(i)
ROFO Acceptance Period	7(b)
ROFO Buying Member	7(a)(i)
ROFO Closing	7(d)
ROFO Deposit	7(a)(ii)(C)
ROFO Interests	7(a)(i)
ROFO Notice	7(a)(ii)
ROFO Price	7(a)(ii)(B)
ROFO Selling Member	7(a)(i)
ROFO	7(a)(i)
Shortfall Amount	4(d)(i)(A)(2)
Significant Transaction	8(d)
Superconductor	Recitals
Superconductor Member	Recitals
Third Party ROFO Contract	7(c)(i)(A)
Unit	3(c)